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                                                                     EXHIBIT 4.2


                  AMENDMENT TO NORTHWEST BIOTHERAPEUTICS, INC.
                          STOCKHOLDER RIGHTS AGREEMENT


         This Amendment is made as of this 26th day of April, 2004, between Northwest Biotherapeutics, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent ("Rights Agent"). This Amendment amends the Northwest Biotherapeutics, Inc. Stockholder Agreement dated February 26, 2002 between the Company and the Rights Agent (the "Rights Agreement").

         Whereas the Company intends to enter into a certain Recapitalization Agreement (the "Recapitalization Agreement") with Toucan Capital Fund II, L.P. ("Investor") pursuant to which it is contemplated that the Company (i) will issue to Investor one or more promissory notes that are convertible into capital stock of the Company, will issue to Investor one or more warrants, and (ii) will grant to Investor and Other Investors (as defined in the Recapitalization Agreement) the right to acquire additional shares of the Company's capital stock and other securities convertible into shares of the Company's capital stock.

         Whereas Investor, upon conversion of one ore more promissory notes and/or exercise of warrants or its other rights under the Recapitalization Agreement, will own more than 15% of the outstanding capital stock of the Company.

         Whereas, if the recapitalization is fully implemented, Investor, Other Investors and their respective Affiliates or Associates will own at least a majority of the outstanding capital stock of the Company.

         Whereas pursuant to Section 27 of the Rights Agreement the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in order to reflect the foregoing and the Company and the Rights Agent desire to evidence such an amendment in writing.

         Now, therefore, intending to be legally bound the Company and the Rights Agent hereby agree that the Rights Agreement is hereby amended as follows:

         1. The first sentence of the definition "Acquiring Person" in Section 1 of the Rights Agreement is amended to read as follows:

         "Acquiring Person" shall mean any Person which, alone or together with all Affiliates and Associates of such Person, shall become after the date hereof, the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (a) NWBio, any subsidiary of NWBio, any employee benefit plan of NWBio, or any of its subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, or any Common Shares or other securities of the Company that are convertible into or


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exchangeable for Common Shares acquired by Investor, Other Investors (as defined in the Recapitalization Agreement) or any of their respective Affiliates or Associates pursuant to the terms of the Recapitalization Agreement or any agreement or agreements executed in connection with the Recapitalization Agreement, or (b) any such Person who has become such a beneficial owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired beneficial ownership in a good faith belief that such acquisition would not (y) cause such beneficial ownership to exceed
15% of the Common Shares then outstanding and such Person relied in good faith in computing the percentage of its beneficial ownership on publicly filed reports or documents of NWBio that are inaccurate or out of date or (z) otherwise cause a distribution date or the adjustment provided for in Section 11(a) to occur.

         2. Section 1 of the Rights Agreement is amended to add the following new definition:

         "`Recapitalization Agreement' shall mean the certain Recapitalization Agreement dated as of April 26, 2004, between NWBio and Toucan Capital Fund II, L.P."

         3. Section 3(b) of the Rights Agreement is amended to add the following sentence at the end thereof:

         Notwithstanding anything in the Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the announcement, approval, execution or delivery of the Recapitalization Agreement, any documents executed in connection with the Recapitalization Agreement, or the consummation of the transactions contemplated by the Recapitalization Agreement.

         4. Section 27 of the Rights Agreement is amended to add the following sentence at the end thereof:

         Notwithstanding any other provision of this Rights Agreement, no further amendment or supplement shall be made to the definition of "Acquiring Person" that would cause Investor or Other Investor to be deemed an "Acquiring Person" for those Common Shares acquired in connection with the Recapitalization Agreement.

         5. Effectiveness. This Amendment shall be effective as of April ___, 2004. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         6. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the state of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court



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of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the date and year first written above.



NORTHWEST BIOTHERAPEUTICS, INC.               MELLON INVESTOR SERVICES LLC,
                                              as Rights Agent


By /s/ Alton L. Boynton                       By /s/ Lisa Porter
   Its President                                 Its Client Service Manager



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